Exhibit 10.1

SURRENDER AGREEMENT

THIS SURRENDER AGREEMENT (this “Agreement”), made as of the 27th day of September, 2013 (the “Effective Date”) by and between HWA 1290 III LLC, HWA 1290 IV LLC and HWA 1290 V LLC, each, a Delaware limited liability company, having an office c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019 (collectively, “Landlord”), and GLEACHER & COMPANY, INC., a Delaware corporation, having an office in care of 1290 Avenue of the Americas, New York, New York 10104 (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Agreement of Lease, dated as of September 30, 2009 (the “Original Lease”), between Landlord and Broadpoint Gleacher Securities Group, Inc. (“Broadpoint”), as predecessor-in-interest to Tenant, Landlord did demise and let unto Broadpoint, and Broadpoint did hire and take from Landlord, a portion of the fourth (4th) floor,  a portion of the fifth (5th) floor and a portion of the sub-basement level of the building known by the street address 1290 Avenue of the Americas, New York, New York (the “Building”), as more particularly described in the Lease (collectively, the “Original Premises”);

WHEREAS, Tenant succeeded to the interest of Broadpoint under the Original Lease;

WHEREAS, the Original Lease was amended by an Amendment of Lease, dated as of August 26, 2010 (the Original Lease, as so amended, the “Lease”), between Landlord and Tenant whereby Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord an additional portion of the fourth (4th) floor of the Building, as more particularly described therein (“Expansion Space A” and together with the Original Premises, the “Premises”); and

WHEREAS, Tenant desires to surrender to Landlord the Lease and the Premises, and Landlord has agreed to accept said surrender, all upon the terms and conditions hereinafter set forth, and Landlord contemplates entering into a new lease for the portion of the Premises as more particularly shown on Exhibit “A-1”, Exhibit “A-2” and Exhibit “A-3” attached hereto and made a part hereof (collectively, the “First Premises”) with a third party (“New Tenant”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1.                                      All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.                                      Effective as of September 30, 2013 (the “First Surrender Date”), Tenant shall vacate, quit and surrender possession of the First Premises to Landlord; provided, however, Tenant shall have the right to continue to use the data room located therein as more particularly shown on Exhibit “A-4” attached hereto and made a part hereof (the “Data Room”) and on or prior to November 14, 2013 (the “Second Surrender Date”; each of the First Surrender Date and the Second Surrender Date sometimes referred to herein as, a “Surrender Date”), Tenant shall vacate, quit and surrender possession of the portion of the Premises that excludes the First Premises as more particularly shown on Exhibit “B” attached hereto and made a part hereof (collectively, the “Second Premises”) and the Data Room to Landlord, with the intent and purpose that the remainder of the term of the Lease be terminated effective as of the First Surrender Date, (with respect to the First Premises) and the Second Surrender Date (with respect to the Second Premises and the Data Room), and that as of each such Surrender Date with respect to the First Premises and the Second Premises and the Data Room, as applicable, Tenant hereby gives, grants and surrenders all of its right, title and interest therein and under the Lease.  As of the First Surrender Date (as to the First Premises) and the Second Surrender Date (as to the Second Premises and the Data Room), the terms of the Lease and all rights and obligations of Tenant under the Lease shall expire and terminate with the same effect as if each Surrender Date were, with respect to the First Premises and the Second Premises, as applicable, the Expiration Date set forth in the Lease.

3.                                      (A)                               Tenant covenants, represents and warrants to Landlord that (a) Tenant is the sole tenant under the Lease and Tenant has not assigned, conveyed, encumbered, pledged, sublet or otherwise transferred, in whole or in part, its interest in the Lease, nor shall Tenant do any of the foregoing prior to each Surrender Date, (b) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights with respect to the Premises, or any fixtures, equipment or personalty physically incorporated therein, nor shall Tenant permit any such claim to arise prior to each Surrender Date, (c) Tenant has the right, power and authority to execute and deliver this Agreement and to perform Tenant’s obligations hereunder and (d) this Agreement is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof.  The foregoing covenants, representations and warranties shall survive the First Surrender Date and the Second Surrender Date, as applicable.

(B)                               Landlord covenants, represents and warrants to Tenant that (a) Landlord has the right, power and authority to execute and deliver this Agreement and to perform Landlord’s obligations hereunder, and (b) this Agreement is a valid and binding obligation of

Landlord enforceable against Landlord in accordance with the terms hereof.  The foregoing covenants, representations and warranties shall survive each Surrender Date.

4.                                      Tenant shall pay to Landlord upon the First Surrender Date any and all Fixed Rent, Escalation Rent, additional rent, all other items of Rental and any and all other sums and charges due or to become due pursuant to the terms of the Lease through and including the First Surrender Date.  For the period from the day immediately succeeding the First Surrender Date until the Second Surrender Date, Tenant shall not be obligated to pay any Fixed Rent, Escalation Rent or other charges payable under the Lease for the Second Premises, provided that Tenant shall have made the Surrender Payment (as hereinafter defined).  In addition to the amount set forth in Paragraph 8 hereof, within three (3) hours of the full execution and delivery of this Agreement by Landlord and Tenant, Tenant shall commence the wire transfer to pay to Landlord an amount equal to Fifteen Million Five Hundred Sixty-Two Thousand One Hundred Seventy-Five and 00/100 Dollars ($15,562,175.00) (such amount together with the proceeds referred to in paragraph 8 hereof, the “Surrender Payment”) by wire of immediately available funds in accordance with the wiring instructions given to Tenant prior to the date hereof.

5.                                      On or before the First Surrender Date (as to the First Premises) and the Second Surrender Date (as to the Second Premises and the Data Room), Tenant shall deliver the First Premises and the Second Premises, as the case may be, to Landlord vacant, free and clear of all tenancies and occupancies, and in good and broom clean condition, and except as otherwise set forth herein, in accordance with the terms of the Lease; provided, however, (x) that Landlord and Tenant hereby agree that, on or prior to the Second Surrender Date, Tenant may remove from the Premises those items set forth on Exhibit “C” attached hereto and made a part hereof (collectively, the “Removed Property”); (y) all other fixtures, furnishings and equipment including, without limitation those items set forth on Exhibit “D” attached hereto and made a part hereof (collectively, the “Abandoned Property”) shall remain at the Premises, and Tenant shall have no obligation to remove the same; and (z) there shall be no other restoration obligations or other removal obligations of Tenant under the Lease with respect to the Premises or any part thereof except that Tenant shall be obligated to repair any damage caused by Tenant during or resulting from such removal; provided, further, to the extent Tenant does not remove any Removed Property from the First Premises on the First Surrender Date or the Second Premises on the Second Surrender Date, as the case may be, such items shall be deemed Abandoned Property, and Tenant shall have no obligation to remove the same and no rights with respect thereto.  Tenant acknowledges and agrees that Tenant shall have no further rights with respect to the Abandoned Property and Landlord shall be permitted to use, transfer and/or dispose of same in Landlord’s sole discretion.

6.                                      Tenant hereby agrees that any time following the date hereof, Landlord shall be permitted to enter into the Premises and separately demise the First Premises from the Second Premises (but no such demising shall interfere by more than a de minimus amount with or otherwise affect the operation and condition of the Data Room and equipment located therein), and Tenant shall cooperate with Landlord in connection with such entry and work including relocating its personnel and Tenant’s Property therein and protecting same; provided, however, any such entering of the Premises shall be performed in accordance with the terms of the Lease including, without limitation, Sections 9.1(B) and 9.2 thereunder.  Notwithstanding the foregoing to the contrary, Tenant acknowledges and agrees that Landlord is agreeing to enter into this Agreement to enable Landlord to enter into a lease with New Tenant and Landlord will be required to perform certain work in connection with such lease and New Tenant desires to perform certain work in the First Premises and Tenant agrees that the performance thereof in a good and workmanlike manner shall be deemed to be in accordance with this Paragraph 6.

7.                                      As of each Surrender Date, each of Landlord and Tenant does hereby release and relieve the other, provided that such party has complied with all of its obligations hereunder including, without limitation, Tenant’s obligation to make the payment pursuant to Paragraph 4 hereof (other than (i) Tenant’s repair obligations expressly set forth in Paragraph 5 hereof, (ii) Tenant’s indemnity obligations with respect to Sections 32.1(A)(1) and (2) of the Lease, and (iii) Landlord’s indemnity obligations with respect to Section 32.2(A)(4) of the Lease, each of which shall survive each Surrender Date; in connection with the foregoing, each of Tenant and Landlord hereby represent and warrant to the other that, as of the Effective Date, such party does not have knowledge of any facts or circumstances that would give rise to a claim under clauses (ii) and (iii) above) and its successors and assigns from and against any and all actions, causes of action, suits, controversies, damages, judgments, claims and demands whatsoever, at law or in equity of every kind and nature whatsoever arising out of or in connection with the Lease or the First Premises or the Second Premises, as applicable, hereby surrendered.

8.                                      Tenant hereby acknowledges and agrees that Landlord holds the proceeds of the Letter of Credit and that Landlord shall be entitled to retain such proceeds in consideration of this Agreement.

9.                                      Tenant (a) shall pay any and all transfer taxes, if any, imposed by any governmental authority in connection with the surrender of the Premises, including, without limitation, any City Transfer Tax and State Transfer Tax (each as hereinafter defined), and (b) does hereby agree to indemnify and hold Landlord harmless of and from any transfer taxes imposed by any governmental authority by reason of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, the City Transfer Tax and the State Transfer Tax, if any, and all expenses related thereto, including, without limitation, reasonable attorneys’ fees and disbursements.  Landlord and Tenant shall each complete, execute and deliver, within seven (7) days after request by either party of the other party, any questionnaire, affidavit or document with respect to the tax imposed by Title 11, Chapter 21 of the New York City Administrative Code (the “City Transfer Tax”) and Article 31 of the Tax Law of the State of New York (the “State Transfer Tax”), required by applicable law to be completed, executed and delivered by Landlord and Tenant with respect to the transactions contemplated by this Agreement, and the taxes, if any, shown thereby to be due shall be paid by Tenant when required by applicable law or regulation.  The provisions of this Paragraph 10 shall survive each Surrender Date.  With respect to any transfer taxes, Landlord and Tenant acknowledge and agree that (i) Tenant is the “grantor” of the leasehold estate, (ii) Landlord is the “grantee” of such estate, and (iii) the consideration received by grantor for the surrender contemplated by this Agreement is zero ($0.00).

10.                               Landlord and Tenant, each upon request of the other party, at any time and from time to time hereafter and without further consideration, shall execute, acknowledge and deliver to the other any instruments or documents, or take such further action, as shall be reasonably requested or as may be necessary to more effectively assure the vacation, quitting and surrender of the Premises, the abandonment by Tenant of the Abandoned Property, the termination of the Lease and the full benefits intended to be created by this Agreement.

11.                               Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Agreement other than Jones, Lang, LaSalle

(“JLL”), and Tenant shall pay any fees and/or commissions due to JLL in connection with this Agreement pursuant to one or more separate agreement(s).  Landlord represents and warrants to Tenant that it has not dealt with any broker, finder or like agent in connection with this Agreement other than (i) Cushman & Wakefield, Inc. (“C&W”) and (ii) CB Richard Ellis, Inc. (“CBRE”), and Landlord shall pay any fees and/or commissions due to C&W in connection with this Agreement (directly or indirectly) pursuant to one or more separate agreement(s).  Tenant does hereby agree to indemnifyand hold Landlord harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (including JLL but excluding C&W and CBRE) who shall claim to have dealt with Tenant in connection herewith. Landlord does hereby agree to indemnify and hold Tenant harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (including C&W and CBRE but excluding JLL) who shall claim to have dealt with Landlord in connection herewith.  The provisions of this Paragraph 11 shall survive the surrender of the Premises and the termination of the Lease.

12.                               The obligations of Landlord under this Agreement shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the land upon which it is erected, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall thereafter be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, to the extent that such transferee assumes or is deemed to have assumed the obligations of Landlord hereunder.  The partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the “Parties”) shall not be liable for the performance of Landlord’s obligations under this Agreement.  Tenant shall look solely to Landlord to enforce Landlord’s obligations under this Agreement and shall not seek any damages against any of the Parties.  The liability of Landlord for Landlord’s obligations under this Agreement shall be limited to Landlord’s interest in the Building and the land upon which the Building is erected and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Agreement or to satisfy a judgment for Landlord’s failure to perform such obligations.

13.                               This Agreement shall not be binding upon or enforceable against Landlord or Tenant unless and until each, in their sole discretion, shall have executed and unconditionally delivered a fully executed counterpart of this Agreement to each other.

14.                               Landlord and Tenant hereby acknowledge and agree that promptly following the date hereof, Landlord or its Affiliate shall provide Tenant with an offer to license one of the following: (i) space in Landlord’s Affiliate’s “PowerSpace” portfolio comprised of up to and including seven (7) offices, seven (7) cubicles, and one (1) conference room at market fees and upon Landlord’s Affiliate’s customary license form and otherwise on terms and conditions reasonably acceptable to Tenant and Landlord’s Affiliate; or (ii) other space which is not “PowerSpace” designated by Landlord or Landlord’s Affiliate for a maximum one (1) year term (provided Tenant shall have the right to terminate such license upon thirty (30) days’ prior notice at any time during the term thereof) and at a license fee of not more than Forty Dollars ($40.00) per square foot of Rentable Area and otherwise on terms and conditions reasonably acceptable to Landlord and Tenant.  Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to license space from Landlord or Landlord’s Affiliate.

15.                               Landlord shall cause employees of Vornado Realty Trust to keep the terms of this Agreement confidential and not to disclose the terms hereof to any third parties (other than Landlord’s attorneys, Affiliates, brokers or accountants) until and after this Agreement has been publicly disclosed by Tenant through a required filing with the applicable Governmental Authorities (and Tenant endeavors to make such filing as soon as possible but in no event later than as required by Requirements). Notwithstanding the foregoing to the contrary, Landlord shall be permitted to disclose the existence of this Agreement to New Tenant, any other proposed tenant of the Premises, their lawyers, and their brokers, JLL and C&W, to the extent all are working on or otherwise involved with the leasing of the Premises.

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IN WITNESS WHEREOF, the parties hereto have executed this Surrender Agreement as of the date first above written.

HWA 1290 III LLC, a Delaware limited liability company

By:             Hudson Waterfront Associates III, L.P., a Delaware limited partnership, its sole equity member

By:            Hudson Waterfront III Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President

HWA 1290 IV LLC, a Delaware limited liability company

By:             Hudson Waterfront Associates IV, L.P., a Delaware limited partnership, its sole equity member

By:            Hudson Waterfront IV Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President

HWA 1290 V LLC, a Delaware limited liability company

By:             Hudson Waterfront Associates V, L.P., a Delaware limited partnership, its sole equity member

By:            Hudson Waterfront V Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President

[Tenant’s signature on following page]

GLEACHER & COMPANY, INC., Tenant

By:	/s/ Christopher J. Kearns
	Name:	Christopher J. Kearns
	Title:	Chief Restructuring Officer and Chief Executive Officer